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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES


    All of the entities listed below are wholly owned subsidiaries of K.Swiss
    Inc.

    1.    K.Swiss Pacific Inc., a Massachusetts corporation.

    2. K.Swiss International Ltd., a corporation organized under the laws of Bermuda.

    3.    K.Swiss (UK) Ltd., a United Kingdom corporation.

    4.    K.Swiss Amsterdam B.V., a Dutch corporation.

    5.    K.Swiss S.A. de C.V., a Mexico corporation.

    6.    K.Swiss Retail Services Inc., a California corporation.

    7.    K.Swiss Australia Pty. Ltd., an Australia corporation.

    8.    K.Swiss International Services (BAARN) B.V., a Dutch corporation.

    9.    K.Swiss Direct Inc., a California corporation.

    10.   K.Swiss Sales Corp., a Delaware corporation.